Exhibit 12

FORM OF LOCK-UP AGREEMENT

●, 2014

Merrill Lynch, Pierce, Fenner & Smith Incorporated,

as Representative of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

One Bryant Park
New York, New York 10036

Re:	Proposed Public Offering by Paramount Group, Inc.

Dear Sirs:

The undersigned, a stockholder and/or an officer and/or director of Paramount Group, Inc., a Maryland corporation (the “Company”) and/or holder of common units in Paramount Group Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), understands that Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) proposes to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and the Operating Partnership, providing for the public offering (the “Public Offering”) of shares (the “Securities”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder and/or an officer and/or director of the Company, and/or as a holder of common units in the Operating Partnership, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement, the undersigned will not, without the prior written consent of Merrill Lynch, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise dispose of or transfer any shares of the Company’s Common Stock or any securities convertible into or exchangeable or exercisable for Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or exercise any right with respect to the registration of any of the Lock-Up Securities, or file or cause to be filed any registration statement in connection therewith, under the Securities Act of 1933, as amended, or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of Common Stock or other securities, in cash or otherwise.

Notwithstanding the foregoing, the undersigned may pledge the Lock-Up Securities without the prior written consent of Merrill Lynch solely to the extent such pledge is (A) in connection with the indemnification obligations of the undersigned relating to New York real property transfer tax and for the benefit of the Company or the Operating Partnership; (B) pursuant to the terms of the limited partnership agreement of the Operating Partnership and for the benefit of the Company or the Operating Partnership; or (C) to secure the undersigned’s obligations under notes issued by the undersigned to CNBB-RDF Holdings, LP (the CNBB Note Pledge”), provided that (i) the undersigned will use the undersigned’s reasonable best efforts to notify Merrill Lynch at least three business days prior to any transfer of the Lock-Up Securities pursuant to any of the foregoing pledges that is required to be reported in any public report or filing with the Securities and Exchange Commission or otherwise, and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers. Furthermore, notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Lock-Up Securities without the prior written consent of Merrill Lynch, provided that (1) Merrill Lynch receives a signed lock-up agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value (except with regards to any transfer or sale pursuant to clause (vi) below), (3) such transfers are not required to be reported with the Securities and Exchange Commission on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (except with regards to any transfer or sale pursuant to clause (vi) below, prior to which the undersigned will notify Merrill Lynch in writing of its intention to file a Form 4, or a disposition by will or intestacy), and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)          as a bona fide gift or gifts or other dispositions by will or intestacy; or

(ii)         to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this lock-up agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)        as a distribution to limited partners, members or stockholders of or other holders of equity interests in the undersigned; or

(iv)        to the undersigned’s affiliates or to any investment fund or other entity controlled or managed by the undersigned; or

(v)         to an immediate family member of the undersigned or entities wholly owned by or for the benefit of the undersigned, the undersigned’s affiliates or immediate family members of the undersigned, or to an entity that is owned by the undersigned and the undersigned’s affiliates alone or with other stockholders that received Common Stock in connection with the Formation Transactions (as that term is defined in the Underwriting Agreement); or

(vi)        to a spouse, former spouse, child or other dependent pursuant to a domestic relations order or an order of a court of competent jurisdiction; or

(vii)       to the Company upon termination of the undersigned’s employment with the Company; or

(viii)      to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (vi) above.

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Furthermore, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned on the open market following the completion of the Public Offering if and only if (i) such sales are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (ii) the undersigned does not otherwise voluntarily effect any public filing or report regarding such sales.

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities except in compliance with the foregoing restrictions.

The undersigned understands that, if the Underwriting Agreement is not executed, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this lock-up agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this lock-up agreement.

[Signature Page Follows]

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Very truly yours,

Signature:
Print Name:

Lock-Up Agreement